Sangui and SastoMed Complement Licensing Agreement in View of Increasing Sales Success

Witten, Germany, August 27, 2012

Sangui BioTech GmbH and SastoMed GmbH cordially adjusted the existing sales strategy as the introduction of Granulox to professional circles proves to be increasingly successful. In consideration of corresponding contributions the existing licensing contract was partially complemented resulting in the following conditions:

As licensor SanguiBioTech GmbH is awarded a fixed licensing fee as a percentage of each and every external revenues incurred by SastoMed from sales of the Granulox product (based on SastoMed selling prices). The percentage ranges in the uppermost zone of what is usually granted in the pharmaceutical and medical products industries and thus well above the average licensing rate of 7.5% of sales revenues as calculated by market analysts. In addition and complementing this basic agreement the percentage will be permanently increased by one fourth of the current rate as soon as cumulated sales revenues at SastoMed will have exceeded the total of €50,000,000.

As shareholder SanguiBioTech GmbH will benefit additionally from all future dividends to be paid by the subsidiary according to the percentage of its stake in SastoMed that is at a rate of 25%. Should eventually all the shares of SastoMed GmbH be sold in total to a third party, the existing licensing contract with SanguiBioTech GmbH will persist unchanged.

“This amendment of our licensing contract,” emphasized Hubertus Schmelz, Managing Director of SanguiBioTech GmbH, “is another token of the close and cordial cooperation based on mutual trust and aiming at our joint success. Our business model proves its worth not least because of the professional and effective work of our partners which meets our support in every respect.”

Sangui BioTech International, Inc. (“SGBI”) is a holding company the shares of which are being traded on the OTCQB marketplace (www.otcmarkets.com: SGBI) and the OTC market of Hamburg-Hannover stock exchanges. Its purpose is to provide financing and access to the capital markets for the enterprises of the Sangui group. SanguiBioTech GmbH is a ninety percent subsidiary of Sangui BioTech International, Inc.

For more information please contact:

Joachim Fleing

Phone: +49 (160) 741 27 17

Fax: +49 (2302) 915 191

e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projections of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Endnotes

Sangui BioTech International , Inc.1393 North Bennett CircleFarmington, Utah 84025

c/o SanguiBioTech GmbHAlfred-Herrhausen-Str. 4458455 Witten